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Exhibit B-2

	THE EAST OHIO GAS COMPANY

	Shareholder Action Taken by Written Consent of Consolidated Natural Gas Company, Sole Shareholder of
	The East Ohio Gas Company
	Effective _________________, 1996


	Pursuant to the authority contained in Section 1701.54 of the General Corporation Law of the State of Ohio and Section
4.01 of the by-laws of The East Ohio Gas Company, an Ohio corporation, Consolidated Natural Gas Company, a Delaware corporation and the holder of all the outstanding stock of The East Ohio Gas Company, does hereby consent to and adopt the following Resolutions in writing, without meeting:

	RESOLVED, that the Agreement and Plan of Merger (the
"Agreement") between West Ohio Gas Company ("WOG") and the Corporation in the form attached hereto and incorporated herein by reference, pursuant to which WOG will be merged into the Corporation, each of the outstanding shares of Capital Stock of WOG will be cancelled and extinguished, and each of the outstanding shares of Capital Stock of the Corporation will remain as one issued and outstanding share of Corporation's Capital Stock, all as set forth in the Agreement, is in all respects authorized and approved, and that the President or any Vice President and the Secretary or any Assistant Secretary of the Corporation be and they hereby are authorized for and on behalf of the Corporation to sign the Agreement substantially in such form with such changes as the officers executing such Agreement shall approve, such approval to be conclusively evidenced by the execution thereof.

	RESOLVED, that the proper officers of the Corporation be and they hereby are authorized to execute and deliver all such documents and instruments and to take all such other actions as they may deem necessary or advisable in order to carry out and effectuate the purposes of the foregoing resolution.


						CONSOLIDATED NATURAL GAS COMPANY



						By______________________________
						  George A. Davidson, Jr.
						  Chairman of the Board